Exhibit 2.13
 Alexander Molyneux – Chief Executive OfficerCraig Barnes – Chief Financial Officer  September Quarter Results Conference Call and Investor Update16 November 2016

 Disclaimer and Notes for JORC and NI 43-101 Mineral Resources and Ore Reserves  1  This presentation includes certain statements that may be deemed “forward-looking statements”. All statements in this presentation, other than statements of historical facts, that address future production, reserve or resource potential, exploration drilling, exploitation activities and events or developments that Paladin Energy Ltd (the “Company”) expects to occur, are forward-looking statements. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing and general economic, market or business conditions. Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. Readers should not place undue reliance on forward-looking information. The Company does not assume any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.In the following presentation, for those deposits that are reported as conforming to the Joint Ore Reserves Committee (JORC) 2004 or 2012 code, the terms Inferred Mineral Resources, Indicated Mineral Resources, Measured Mineral Resources, Ore Reserves, Proved Ore Reserves, Probable Ore Reserves and Competent Person are equivalent to the terms Inferred Mineral Resources, Indicated Mineral Resources, Measured Mineral Resources, Mineral Reserves, Proven Mineral Reserves, Probable Mineral Reserves and Qualified Person, respectively, used in Canadian National Instrument 43-101 (NI 43-101). The technical information in this presentation that relates to Exploration Results, Mineral Resources and Ore Reserves is based on information compiled by David Princep B.Sc. and Stephanie Raiseborough B.E., both of whom are Fellows of the Australasian Institute of Mining and Metallurgy. Mr. Princep and Ms. Raiseborough each have sufficient experience that is relevant to the style of mineralisation and type of deposit under consideration and to the activity that they are undertaking to qualify as Competent Persons as defined in the 2012 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves”, and as Qualified Persons as defined in NI 43-101. Mr. Princep and Ms. Raiseborough are full-time employees of the Company and consent to the inclusion of the relevant information in this announcement in the form and context in which it appears.Previous tonnages, grades, assays and other technical data relating to the Oobagooma deposit are taken from historical records prior to the implementation of the current NI 43-101. While the data is believed to have been acquired, processed and disclosed by persons believed to be technically competent, they were estimated prior to the implementation of NI 43-101 and are therefore regarded as historical estimates for the purposes of NI 43-101 and as an exploration target for the purposes of JORC disclosure. A Qualified Person as defined in NI 43-101 has not done sufficient work to classify the historical estimate as current Mineral Resources. The Company is not treating the historical estimates as current Mineral Resources as defined in NI 43-101 and for this reason the historical estimates should not be relied upon. At present, the Company considers that these resources have no equivalent classification under NI 43-101 and should therefore be considered as unclassified. The historical information is presented on the basis that it may be of interest to investors.Some of the information in this presentation, in relation to the mineral resources and ore reserves for all deposits except Manyingee and Michelin, was prepared and first disclosed under the JORC Code 2004. It has not been updated since to comply with JORC Code 2012 on the basis that the information that the estimates are derived from has not materially changed since it was last reported.

 Paladin….  2   A GLOBAL URANIUM LEADEROWNS LANGER HEINRICH, A STRATEGIC TIER ONE MINEHAS OPTIMISATION AS A CORE COMPETENCYPROVIDES BEST SENIOR LEVERAGE TO URANIUM UPSIDE

 Global Uranium Leader  3  ARMZ/Uranium One  Cameco  Rio Tinto  KazAtomProm  Areva  Navoi  Paladin  BHP Billiton    Paladin is the world’s leading independent pure play uranium miner        Government ownedDivisions of diversified companiesIntegrated with non-mining  Annual CapacityMlb

Langer Heinrich A Strategic Tier One Mine

First Quartile

C1 Cash Cost[1]

Top 10 Uranium Mine by Production[2]

4th largest open-pit

+20 Year Mine Life[3]

37.7Mlb

Cumulative production



[1] Source – UxC Uranium Production Cost Study – August 2015
[2] Source – TradeTech Uranium Market Study – 2015: Issue 3 (based on 2015 production)
[3] At current processing rates

Paladin Energy Ltd 4

 5  Production 1.293Mlbs Increase from 1.083Mlb in 2015  All-in Cash ExpenditureUS$29.31/lbDecrease of 37% from US$46.25/lb in 2015  C1 Cash CostUS$16.45/lbBelow guidance and record low    US$25.19/lb ASP Decrease from US$46.12/lb in 2015  Down 37%  Up 19%  Down 41%  References below to 2016 and 2015 are to the equivalent three months ended 30 September 2016 and 2015 respectively.   Down 45%  Quarter to 30 September 2016 Highlights  Cash US$27.6M Impacted by lower sales volume, lower uranium price, higher ore and waste mined and late payment of VAT refunds  Corporate, exploration and KM C&M costs US$3.5M Decrease from US$6.3M in 2015      Down 44%

 6  Quarter to 30 September 2016 Cash Flow

 EBITDA Variance Analysis  7

 8  All-in Cash Expenditure (Breakeven Price)  Defined to include all spending excluding one off itemsAhead on plans to reduce expenditure with low uranium priceReduced by US$16.94/lb vs. last year (excluding one off items)  FY2015 Average US$50.75/lb  FY2016 Average US$38.75/lb

Strategic Outcomes

- Sale of 24% of LHM
  - Non-binding term sheet executed
  - Expected to raise **US$175M**
  - Long-term arrangements for uranium off-take
  - Working towards formal close in first quarter of 2017 calendar year
- Sale of 75% of Manyingee
  - Binding terms sheet with MGT Resources Limited (**MGT**)
  - Initial investment:
    - **US$10M** for 30% interest in Manyingee
  - Stage 2 investment option:
    - **US$20M** for 45% interest in Manyingee
    - exercisable 12-months following preparation FLT plan
  - Formal close of the transaction expected in first quarter of 2017 calendar year or early in the second quarter of 2017 calendar year

Paladin Energy Ltd 9

 Capital Management  10  Debt reduction1 of US$542.5M since June 2012Next maturity is April 2017Implemented US$25M Revolving Credit Facility (US$20M drawn as at 30 September)Strategic initiatives to raise in excess of US$200MProceeds from strategic initiatives to be applied against repayment of April 2017 CB  Breakdown of Key Debt Instruments 1  US$M  Convertible Bonds due April 2017  212  Convertible Bonds due March 2020  150  LHM Revolving Credit Facility  20  Total Debt  382  1 Reductions based on face value of debt

 Optimisation a Core Competency  11  Paladin maintains a world class technical services team focused on cash flow optimisationProcessing costs stabilised at new benchmark

Optimisation and Cost Reduction

All-in cash costs variance analysis (FY2017 current guidance vs. FY2016 actual)[1]



FY2016 Actual all-in cash costs
38.75
Production (Volume and grade)
3.92
Mining
(8.41)
Plant Optimisation (Incl. BRP)
(0.21)
Capital expenditure
0.97
Corporate, exploration, KM C&M
(1.22)
Debt servicing
(4.58)
Currency
0.84
FY2017 Guidance Range
25
30
35
40
45
US$/lb

19% reduced grade to 570ppm due to mining curtailment

Mining and processing optimisation:

- Mining curtailment and processing of ore stockpiles
- Impact of BRP plus other optimisation initiatives
- Capex for TSF5 construction and Flash Splash

Other Controllable costs:

- Reduction of corporate and admin costs
- Exploration on care and maintenance
- Debt reduction (assuming repayment of 2017 CB)

Assumed USD/NAD of 14.00 vs 14.51 for FY2016

[1]Includes: Operating cash flows; investing cash flows; and debt servicing (excluding one-off items)

Paladin Energy Ltd 12

Uranium is unsustainable at < US$20/lb

PALADIN

A uranium price of US$20/lb is unsustainable into the future as historical fixed contracts roll off

- Taking into account contracts and un-contracted volumes, Paladin estimates the industry average received price is now falling below US$40/lb
- If Spot stays <US$20/lb, average received prices will fall <US$30/lb by 2019
- Up to 40% of global uranium supply would be at risk under those conditions
- We estimate 10-15% of global supply to be cut as early as CY2017
- Supply cuts will balance the market and normalise prices despite sluggish consumption

Global uranium cost curve vs forecasted achieved price (US$/lb)


Full-Cost (US$/lb U3O8)
$80
$70
$60
$50
$40
$30
$20
$10
$0
By-product
ISR (Kazakh)
Underground
Open-pit
ISR (other)
2017 weighted avg achieved price (as derived below)
2018 achieved
2019 achieved
2020
2021
2022
Spot
1
41
81
121
161
Compound Production (2015)

Forecasted weighted avg achieved price (US$/lb nom)


100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
-%
% of sales
40
38
36
34
32
30
28
26
24
22
20
US$/lb nom
100%
88%
12%
74%
26%
62%
38%
32%
68%
5%
95%
2017
2018
2019
2020
2021
2022
Uncontracted % (LHS)
Contracted % (LHS)
Weighted average price (RHS)

Source – Broker reports, UxC and Tradetech

Paladin Energy Ltd 13

The medium and long-term rationale for stronger uranium prices is compelling

Consensus outlook for Uranium pricing (US$/lb)



70
60
50
40
30
20
10
0
32.96
37.85
44.46
49.03
59.17
66.12
2016E
2017E
2018E
2019E
2020E
Long term

Source – Broker reports and Tradetech

Broker commentary

We don't believe the uranium price can sustain a sub US$30/lb level for longer than a year given the cost structure of the industry and rising demand. *On an all-in basis cost of production is north of US$30/lb and with only legacy contracts ensuring miners are cash flow positive today, this is an unsustainable position in our view.*

UBS, 15 August 2016

*… **overall installed nuclear capacity is expected to continue to grow**, driven primarily by China, Korea, and the Middle East. In China alone there are 20 nuclear reactors currently under construction and 42 more at the planning stage. Growth in nuclear power generating capacity is thus expected to drive growth in uranium demand, which on our forecasts means we expect to see a supply shortfall emerge later this decade, which can only be met through increasing primary mine supply… As uncovered requirements increase with time, **we expect nervousness about the security of future supplies to increase**, which should prompt an increase in term contracting and higher spot prices.*

BMO, 29 September 2016

*Mine development lacks support, but we believe prices will ultimately rise as supply gets tighter. In the meantime, **we suggest investors focus on companies that: 1) own high value, quality deposits; 2) minimize spot exposure through high-priced contracts; 3) are capable of lowest quartile costs; and 4) have strong or improving balance sheets**. Leverage to rising prices may also be desirable for some; especially as we believe that downside risk in the current market appears minimal.*

Dundee, 8 August 2016

Paladin Energy Ltd 14

Strategy  15  Maximise LHM operating cash flows through optimisation initiatives whilst preserving the integrity of the long-term life of mine planMaintain KM and exploration on a “minimal expenditure, care and maintenance basis”Minimise corporate and administrative costsProgress strategic initiatives with respect to partnerships, strategic investment, funding and corporate transactions and close announced transactions

 FY2017 Guidance  16  LHM C1 US$17-19/lb  December Quarter:Sales 1.40Mlb-1.60MlbASP US$25-27/lb1LHM C1 cash cost US$17-19/lb2Cash balance US$20-30M  Amended LHM mine plan to enhance operating level cash flows    US$14M corporate costs, KM care and maintenance and explorationUS$5M lower than FY2016  Production 3.8-4.0Mlb  “All in” US$29-31/lb  1 At current uranium prices2 Dependant on receiving overdue VAT receipts and timing of certain sales receipts

 Appendix  17

 Langer Heinrich Project Update  18  Production September Quarter1.293 Mlb recovery 87.7% C1 Cost US$16.45/lb, a record low consequent to stockpile write-down and cessation of miningable to maintain lower costs for at least 1 yearFurther unit cost reduction targetedProcess identifiedSignificant further savings identifiedSuccessful piloting almost completed  Actuals  June Quarter  Sep Quarter      FY2016  FY2016  FY2017  Ore treated (kt)  843  847  950  Ore grade (ppm)  670  706  704  Recovery (%)  89.2  82.2  87.7  U3O8 prod’n (Mlb)  1.119  1.083  1.293  C1 (US$/lb)  26.60  27.82  16.45

 Pipeline Projects  19  Kayelekera Mine now stable in C&Msite stable in terms of water and other environmental issues for the long term      Michelin Deposit Canadaminimum expenditure planned for FY2017  Manyingee WASubject to partial sale agreementminimum activity planned for FY2017FLT application to be lodged in next half

 Paladin Energy Ltd – Contact Details  20  Head Office Level 4, 502 Hay Street Subiaco Western Australia 6008PO Box 201, Subiaco Western Australia 6904Telephone: +61 (0) 8 9381 4366Facsimile: +61 (0) 8 9381 4978Email: paladin@paladinenergy.com.auWebsite: www.paladinenergy.com.au  Investor RelationsAndrew MircoTelephone: +61 (0) 8 9423 8162Mobile: +61-409-087-171